Exhibit 10.15
PELOTON INTERACTIVE, INC.
441 NINTH AVENUE, 6th FLOOR
NEW YORK, NY 10001
May 2, 2024
Karen Boone
Dear Karen:
Peloton Interactive, Inc. (the “Company”) is pleased to offer you employment on the following terms, commencing May 2, 2024 (the “Commencement Date”):
1.Position. Your title will be Interim Co-Chief Executive Officer and Interim Co-President, and you will serve in this position alongside Chris Bruzzo. As Interim Co-Chief Executive Officer, you will be responsible for overseeing the Company’s finance, legal, human resources, and emerging business functions.
You will report solely and directly to the Company’s Board of Directors (the “Board”). While you render services to the Company as Interim Co-Chief Executive Officer, you shall not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company or that would otherwise prevent you from performing your duties to the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.
In addition, you will continue to serve, without compensation other than herein provided, as a member of the Board, and if and when reelected, your Board service will continue past its current term. You will cease receiving Board fees, retainers, equity compensation awarded to non-employee directors of the Company and other similar compensation as of the Commencement Date. During your employment, you may (i) consistent with Company governance policies, continue to serve on the corporate boards or committees of businesses that are not competitors of the Company on which you currently serve, and, with prior written approval of the Board or an authorized committee thereof (not to be unreasonably withheld), commence service on other such boards or committees, (ii) serve on civic or charitable boards or committees, and (iii) manage your personal and family investments, so long as any such activities do not, individually or in the aggregate, interfere with the discharge of your responsibilities to the Company or create a conflict of interests.
2.Term. The Company anticipates that your appointment as Interim Co-Chief Executive Officer will last for three months. However, you understand and acknowledge that your employment with the Company is at-will, and your employment period may be shorter or longer. You and the Company agree that this letter agreement may be renewed on a monthly basis in a writing signed by both parties. If the letter agreement is renewed such that you remain employed in the Interim Co-Chief Executive Officer role beyond the six-month anniversary of the Commencement Date, then the parties agree to negotiate in good faith any amendments to the terms set forth in Section 4.
3.Work Schedule. This is an exempt position requiring at least 50% of your working time. It is expected that during the term of your employment, you will devote the equivalent of at least three 8-hour workdays per week to your employment duties, and any additional time as circumstances might from time to time require. It is anticipated that you will travel to the Company’s offices in New York City twice per month.
4.Compensation
a.Base Salary. The Company will pay you a base salary at the rate of $150,000 per month, payable in accordance with the Company’s standard payroll schedule and pro-rated for any partial month of employment.
b.Equity Grant. Subject to approval by the Board, the Company will grant you an award of restricted stock units with respect to shares of the Company’s Class A common stock (the “RSU Award”). The RSU Award shall (i) have a grant-date value of $450,000, (ii) have a vesting commencement date of the Commencement Date, (iii) vest in equal monthly installments on the last day of the month over the three-month period commencing on the Commencement Date (i.e., at a rate of $150,000 in grant-date value per month), and (iv) be subject to the terms of an award agreement to be entered into by and between you and the Company (the “RSU Award Agreement”) and the Company’s 2019 Equity Incentive Plan (the “Equity Plan”).
c.Compensation Review. If you are still serving as the Interim Co-Chief Executive Officer on the six-month anniversary of the Commencement Date, you and the Company agree to renegotiate the compensation arrangements described in this Section 3 in good faith.
5.Employee Benefits; Expenses. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits, subject to the terms of the applicable plans and policies. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time. The Company will reimburse you for all reasonable and necessary expenses actually incurred by you in connection with the business affairs of the Company and the performance of your duties hereunder, in accordance with Company policy as in effect from time to time. You will not be designated as eligible to participate in the Company’s Severance and Change in Control Plan.
6.Arbitration. You and the Company shall submit to mandatory and exclusive binding arbitration any controversy or claim arising out of, or relating to, this Agreement or any breach hereof, provided, however, that the parties retain their right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief from a court having jurisdiction over the parties. Such arbitration shall be governed by the Federal Arbitration Act and conducted through JAMS in the State of New York, New York County, before a single neutral arbitrator, in accordance with JAMS Employment Arbitration Rules and Procedures in effect at that time (currently available at: https://www.jamsadr.com/rules-employment-arbitration). The parties hereby waive any rights they may have to have any such claims tried before a judge or jury. The parties may conduct only essential discovery prior to the hearing, as defined by the JAMS arbitrator. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based. You shall bear only those costs of arbitration you would otherwise bear had you brought a claim covered by this Agreement in court. Judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing: (a) nothing in this arbitration provision shall be construed as limiting your right to file a claim with or seek the assistance of the Equal Employment Opportunity Commission, the National Labor Relations Board, Department of Labor, or any similar state or federal administrative agency, however, any claim that cannot be resolved administratively or is not submitted to the applicable agency for resolution shall be subject to this arbitration provision; and (b) the following disputes and claims are not covered by this arbitration provision and shall therefore be resolved by the parties in any appropriate forum, including courts of law, as required by the laws then in effect: (i) claims of sexual assault or sexual harassment pursuant to the Ending Forced Arbitration of Sexual Assault and Sexual Harassment Act, 9 U.S.C. 401-03; (ii) claims for workers’ compensation benefits; (iii) claims for unemployment insurance benefits; (iv) claims for state or federal disability insurance benefits; and (v) any other claims that may not be subject to a predispute arbitration agreement by law.
7.Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement in the form attached hereto as Exhibit A (the “PIIA”).
8.Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. Notwithstanding the foregoing, you agree to provide the Company with thirty (30) days’ advance written notice if you decide to terminate your employment with the Company. The Board may shorten or waive this advance notice requirement in its sole discretion. This is the full and complete agreement between you and the Company of these terms.
9.Tax Matters.
a.Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.
b.Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or the Board related to tax liabilities arising from your compensation.
c.Section 409A. Payments under this letter agreement are intended to be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”; the “Code”), and the letter agreement will be interpreted consistent with such intent; however, nothing in this letter agreement will be interpreted or construed to transfer any liability for any tax (including a tax or penalty due as a result of a failure to comply with Section 409A) from you to the Company or to any other individual or entity. In no event will any taxable reimbursement due under the terms of this letter agreement be paid later than December 31 of the calendar year after the year in which the expense is incurred, and any such reimbursement will comply with Treas. Reg. § 1.409A-3(i)(1)(iv).
10.Interpretation and Amendment. This letter agreement, the RSU Award Agreement, the Equity Plan, and the PIIA constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company.
11.Coverage Under Directors’ and Officers’ Liability Insurance Policies; Indemnification. The Company agrees to indemnify you to the maximum extent permitted by applicable law and the Company’s by-laws for your services rendered as an officer and director of the Company and to maintain directors’ and officers’ liability insurance policies covering you on a basis no less favorable than provided to other directors and senior executives, which indemnification and coverage shall continue as to you even if you have ceased to be a director, officer or employee of the Company with respect to acts or omissions which occurred prior to such cessation.
12.Governing Law. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by New York law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in New York in connection with any Dispute or any claim related to any Dispute, except as otherwise provided in Section 6 or the PIIA.
13.Legal Advice. You acknowledge that you have been advised by the Company to consult with, and seek the advice of, a personal attorney of your choice prior to executing this letter agreement in connection with the negotiation, drafting and execution of this letter agreement and the PIIA, including, without limitation, the arbitration provisions contained in Section 7, the choice of law provision contained in Section 12 of this letter agreement and the relevant provisions of the PIIA. You represent and warrant that you have, in fact, retained a personal attorney for such purpose and have received the advice of such attorney with respect to the terms of this letter agreement and the PIIA, and the negotiation of this letter agreement and PIIA, prior to entering into either and the including, without limitation, with respect to the covenants and provisions noted in the preceding sentence.
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You may indicate your agreement with these terms and accept this offer by signing and dating it and the enclosed PIIA and returning them to me. This offer, if not accepted, will expire at the close of business on May 3, 2024. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States.
If you have any questions, please call me to discuss.
[Signature page follows]

Very truly yours,
PELOTON INTERACTIVE, INC.

/s/ Jay Hoag______________
By: Jay Hoag
Title: Chairperson of the Board
I have read and accept this employment offer.

/s/ Karen Boone____________
Karen Boone
Date: 05/02/2024

Attachments:
Exhibit A: Proprietary Information and Inventions Agreement